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                 CREDO PETROLEUM CORPORATION

              1997 INCENTIVE STOCK OPTION PLAN

                      (July 30, 1997)


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                           SECTION 1
                         INTRODUCTION

     1.1  Establishment.  CREDO Petroleum Corporation
(hereinafter referred to as the -Company- except where the context otherwise requires), hereby establishes the CREDO
Petroleum Corporation Stock Option Plan (the -Plan-) for certain key people providing Services to the Company.

     1.2 Purposes. The purposes of the Plan are to provide the key people providing Services to the Company who are selected for participation in the Plan with added incentives to continue in the long-term Service of the Company and to create in such people a more direct interest in the future success of the operations of the Company by relating compensation to increases in stockholder value, so that the income of the key people is more closely aligned with the income of the Company's stockholders. The Plan is also designed to attract key people and to retain and motivate such key people by providing an opportunity for investment in the Company.

                          SECTION 2
                         DEFINITIONS

     2.1 Definitions. The following terms shall have the meanings set forth below:

          (a) -Affiliate- means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors of a corporation or other Persons performing similar functions for any other type of Person, or (ii) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, as general partner, as trustee or otherwise.

          (b) -Award- means a grant made under the Plan in the form of Non-Statutory Options and/or Incentive Stock Options.

          (c) -Board- means the Board of Directors of the Company prior to any reorganization or liquidation described in
Section 5 hereof.

          (d) -Effective Date- means the effective date of the Plan, July 30, 1997.

          (e)  -Eligible Persons- means full-time key employees

(including, without limitation, officers and directors who are also employees) of, non-employee directors of, and consultants to, the Company or any division thereof, upon whose judgement, initiative and efforts the Company is, or will be, important to the successful conduct of its business.

          (f) -Fair Market Value- means the officially quoted last trade price of the Stock on the national exchange on which the Stock is traded on the date immediately prior to a transaction requiring valuation of the Stock under this Agreement. If there is no such Stock transaction on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there was a Stock transaction. If no such prices are reported on the national exchange on which the Stock is traded, then Fair Market Value shall mean the most recent ten day average of the high and low sale prices for the Stock (or if no sales prices are reported, the average of the preceding ten day high and low bid prices) as reported by the principal regional stock exchange, or if not so reported, as reported by a quotation system of general circulation to brokers and dealers.

          (g) -Incentive Stock Option- means any Option designated as such and granted in accordance with the requirements of Section 422 of the Internal Revenue Code. Among other things, Stock purchased pursuant to exercise of Incentive
Stock Options must be held for one year in order to qualify for
Section 422 treatment.

          (h) -Non-Statutory Stock Option- means any Option other than an Incentive Stock Option.

          (i)  -Internal Revenue Code- means the Internal Revenue
Code of 1986, as it may be amended from time to time.

          (j) -Option- means a right to purchase Stock at a stated price for a specified period of time.

          (k) -Option Price- means the price at which shares of Stock subject to an Option may be purchased, determined in accordance with subsection 7.2(b).

          (l) -Total Option Price- means the number of shares with respect to which an Option is exercised multiplied by the Option Price.

          (m) -Participant- means an Eligible Person designated by the Board time to time during the term of the Plan to receive one or more Awards under the Plan.

          (n) -Person- means any individual, partnership, joint venture, firm, company, corporation, association, trust or other enterprise or any government or political subdivision or any agent, department or instrumentality thereof.

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          (o)  -Plan Year- means each 12-month period beginning
January 1st and ending the following December 31st, except that for the first year of the Plan it shall begin on the Effective
Date and extend to December 31st of the adoption year.

          (p) -Repurchase Agreement- means an agreement between the Participant and the Company permitting the Company to have the right, but not the obligation, to reacquire any Shares of Stock acquired by a Participant under the terms of this Plan as determined by the Board.

          (q)  -Share- means a share of Stock.

          (r) -Stock- means the common stock, $0.10 par value, of the Company.

          (s) -Stock Option Agreement- means an agreement between a Participant and the Company in such form as the Board shall deem appropriate and which is consistent with the provisions of this Plan, specifying the terms, conditions, rights and duties of any Option granted pursuant to this Plan.

          (t) -Option Holder- means a Participant to whom an Option is granted by the Board.

          (u) -Service- means a relationship or association with the Company as an employee, consultant, director, representative, associate, or other capacity in which services are rendered to the Company.

     2.2 Gender and Number. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

                         SECTION 3
                    PLAN ADMINISTRATION

     The Plan shall be administered by the Board. Except as might otherwise be set forth in an Eligible Person's Service agreement with the Company, in accordance with the provisions of the Plan, the Board shall, in its sole discretion, select Participants from among the Eligible Persons to whom Awards will be granted, the form of each Award, the amount of each Award and any other terms and conditions of each Award as the Board may deem necessary or desirable and consistent with the terms of the Plan. The Board shall determine the form or forms of the agreements with Participants which shall evidence the particular provisions, terms, conditions, rights and duties of the Company and the Participants with respect to Awards granted pursuant to the Plan, which provisions need not be identical except as may be provided herein.

     The Board may from time to time adopt such rules and
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regulations for carrying out the purposes of the Plan as it may deem proper and in the best interests of the Company. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement entered into hereunder in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. No member of the Board shall be liable for any action or determination made in good faith, and all members of the Board shall, in addition to their rights as directors, be fully protected by the Company with respect to any such action, determination or interpretation. The determination, interpretations and other actions of the Board pursuant to the provisions of the Plan shall be binding and conclusive for all purposes and on all Participants and Eligible Persons.

                            SECTION 4
                    STOCK SUBJECT TO THE PLAN

     4.1 Number of Shares. Initially, 450,000 Shares are authorized for issuance under the Plan in accordance with the provisions of the Plan and subject to such restrictions or other provisions as the Board may from time to time deem necessary.
The Shares may be divided among the various Plan components as the Board shall determine, except that no more than 270,000 shares shall be cumulatively available for the grant of Incentive Stock Options under the Plan. Shares which may be issued upon the exercise of Options shall be applied to reduce the maximum number of Shares remaining available for use under the Plan. The Company shall at all times during the term of the Plan and while any Options are outstanding retain as authorized and unissued Stock, or as treasury Stock, at least the number of Shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder. In no event will the sum of the number of Shares issued under the Plan and the number of Shares subject to option under the Plan exceed fifteen percent (15%) of the outstanding Stock of the Company (including treasury shares) as of the date of grant of any Option.

     4.2 Unused and Forfeited Stock. Any Shares that are subject to an Award under the Plan which are not used because the terms and conditions of the Award are not met, including any Shares that are subject to an Option which expires or is terminated for any reason, any Shares which are used for full or partial payment of the purchase price of Shares with respect to which an Option is exercised and any Shares retained by the Company pursuant to Section 16.2 shall automatically become available for use under the Plan. Notwithstanding the foregoing, any Shares used for full or partial payment of the purchase price of the Shares with respect to which an Option is exercised and any Shares retained by the Company pursuant to Section 16.2 that were originally Incentive Stock Option Shares must still be considered as having been granted for purposes of determining whether the Share limitation on Incentive Stock Option grants
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provided for in Section 4.1 has been reached.

     4.3 Adjustments for Stock Split, Stock Dividend, etc. Except through purchase or issuance of Treasury Stock and except as otherwise provided in Section 5 below, if the Company shall at any time increase or decrease the number of its outstanding Shares of Stock or change in any way the rights and privileges of such Stock by means of the payment of a stock dividend or any other distribution payable in Stock, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Stock, then in relation to the Stock that is affected by one or more of the above events, the numbers, rights and privileges of the following shall be increased, decreased or changed in like manner as if they had been issued and outstanding, fully paid and nonassessable at the time of such occurrence: (i) the Shares of Stock as to which Awards may be granted under the Plan; and (ii) the Shares of Stock then included in each outstanding Option granted hereunder.


     4.4 Other Changes in Stock. Except as otherwise provided in Section 5, in the event there shall be any change, other than as specified in Section 4.3, in the number or kind of outstanding shares of Stock or of any stock or other securities into which the Stock shall be changed or for which it shall have been exchanged, and if the Board shall in its discretion determine that such change equitably requires an adjustment in the number or kind of Shares subject to outstanding Awards or which have been reserved for issuance pursuant to the Plan but are not then subject to an Award, then such adjustments shall be made by the Board and shall be effective for all purposes of the Plan and on each outstanding Award that involves the particular type of stock for which a change was effected.

     4.5 Rights to Subscribe. If the Company shall at any time grant to the holders of its Stock rights to subscribe pro rata for additional Shares thereof or for any other securities of the Company or of any other corporation, there shall be reserved with respect to the Shares then subject to an Award held by any Participant of the particular class of Stock involved, the Stock or other securities which the Participant would have been entitled to subscribe for if immediately prior to such grant the participant had exercise his entire Option, or otherwise vested in his entire Award. If, upon exercise of any such Option or the vesting of any other Award, the Participant subscribes for the additional Stock or other securities pursuant to such agreement, the Participant shall pay to the Company the price for such Stock or other securities based on the price that is payable by all those shareholders who participate in the grant.

     4.6 General Adjustment Rules. If any adjustment or substitution provided for in this Section 4 shall result in the creation of a fractional Share under any Award, the Company shall, in lieu of selling or otherwise issuing such fractional

Share, pay to the Participant a cash sum in an amount equal to the product of such fraction multiplied by the Fair Market Value of a Share on the date the fractional Share would otherwise have been issued. In the case of any such substitution or adjustment affecting an Option, the Total Option Price for the Shares of Stock then subject to an Option shall remain unchanged but the Option Price per share under each such Option shall be equitably adjusted by the Board to reflect the greater or lesser number of shares of Stock or other securities into which the Stock subject to the Option may have been changed.

     4.7  Determination by Board, Etc.  Adjustments under this
Section 4 shall be made by the Board, whose determinations with regard thereto shall be final and binding upon all parties thereto.

                           SECTION 5
               CHANGE IN CONTROL OF THE COMPANY

     Unless otherwise specified in writing by the Board, in the event of a Change of Control of the Company, all Options granted hereunder shall, to the extent not vested or otherwise exercisable, become immediately vested and fully exercisable, and any Stock restrictions pursuant to Sections 14.1.c. and 14.2. shall become null and void. In addition, the Board and the Company shall immediately take whatever steps are necessary to make any Shares of Stock subject to outstanding Options salable and transferable, including but not limited to, taking such actions as are necessary under the applicable state and Federal securities laws referred to in Section 14.1. to make the Shares of Stock subject to outstanding Options salable and transferable. In the event that a Change of Control becomes effective prior to the date that the Board can reasonably accomplish the above requirements, the board of directors or other authorized representative(s) of any Person assuming control of the Company, or a reconstituted Board of Directors of the Company (see d. below) not meeting the definition of Board contained herein, shall be obligated to fulfill the requirements of this Section 5 in an expeditious manner and always acting in good faith to fulfill the intent of this Section 5. For purposes hereof, a Change in Control shall be deemed to have occurred if any one of the events set forth below occurs:

a. Any -person- or -group- (within the meaning of Sections 13(d) and 14(d)(2) of the 1934 Act) is or becomes the -beneficial owner- (as defined in rule 13-d-3 under the 1934 Act), directly or indirectly, of 30% or more of the then outstanding voting stock of the Company.

b. The stockholders of the Company approve a merger, combination, or consolidation of the Company with any other entity resulting in the voting securities of the Company immediately prior to such event representing less than 51% of the merged, combined, or consolidated company's voting securities.

c. Any transaction (or combination of transactions) is consummated for the sale, disposition, or liquidation of at least 50% of the Company's net assets provided, however, that this provision shall not apply if the sale, disposition, or liquidation results in a transfer of at least 50% of the net assets to a majority owned subsidiary of the Company. Net assets are total assets less liabilities.

d. Election of one-third of the members of the Board proposed by any party or group nominating directors in opposition to the directors nominated for election by the company's then existing Board.

     It is expected that the date of any Change of Control will be fixed by the occurrence of certain events, however, in the event of uncertainty, the Board may clarify the date as of which a Change of Control shall be deemed to have occurred.

     In the event that a Change of Control will result in the Company's Stock being redeemed or exchanged for stock of another company, any Options which become immediately exercisable and any pre-existing exercisable Options shall be exercised by the Participant prior to the redemption or exchange of the Stock and, if not so exercised, such Options will expire on the date of the final date of redemption or exchange. Any Stock issued pursuant to this paragraph shall be immediately salable or transferable by the holder.

     In the event of a Change in Control, the Board shall have the power and discretion to prescribe terms and conditions other than those set forth above in this Section 5 for the exercise of, or modification of, any outstanding Options. By way of illustration, and not by way of limitation, the Board may provide for any one, or combination of, the following: (i) the complete or partial acceleration of the dates of exercise of the Options,
(ii) that such Options will be exchanged or converted into options to acquire securities of the surviving or acquiring corporation, (iii) for a payment or distribution in respect of outstanding Options, (or the portion thereof that is currently exercisable) in cancellation thereof, (iv) for modification of the performance requirements for any Options. Any such determination by the Board may be made generally with respect to all Participants, or may be made on a case-by-case basis with respect to particular Participants.

     The board of directors or other authorized representative(s) of any Person, or a reconstituted Board of Directors of the Company not meeting the definition of Board contained herein, assuming control of the Company or its assets or obligations shall not have the power and discretion to modify the terms of any Options granted hereunder, including but not limited to, any provisions prescribed pursuant to the authority of the Board under this Section 5.

                           SECTION 6
                         PARTICIPATION

     Participants in the Plan shall be those Eligible Persons who, in the judgment of the Board are performing, or during the term of their Service with the Company will perform, important Services in the management, operation or development of the Company, and significantly contribute or are expected to significantly contribute, to the achievement of long-term corporate economic objectives. Participants may be granted from time to time one or more Awards; provided, however, that the grant of each such Award shall be separately approved by the Board, and receipt of one such Award shall not result in automatic receipt of any other Award. Awards shall be deemed to be granted as of the date specified in the grant resolution of the Board which date shall be the date of any related agreement with the Participant. In the event of any such inconsistency between the provisions of the Plan and any such agreement entered into hereunder, the provisions of the Plan shall govern.

                           SECTION 7
                         STOCK OPTIONS

     7.1 Grant of Options. Coincident with the following designation for participation in the Plan, a Participant may be granted one or more Options. The Board in its sole discretion shall designate whether an Option is to be considered an Incentive Stock Option or a Non-Statutory Option. The Board may grant both an Incentive Stock Option and a Non-Statutory Stock Option to the same Participant at the same time or at different times. Incentive Stock Options and Non-Statutory Stock Options, whether granted at the same or different times, shall be deemed to have been awarded in separate grants, shall be clearly identified, and in no event shall the exercise of one Option affect the right to exercise any other Option or affect the number of Shares for which any other option may be exercised.

     7.2 Stock Option Agreements. Each Option granted under the Plan shall be evidenced by a written Stock Option Agreement which shall be entered into by the Company and the Option Holder, and which shall contain the following terms and conditions, as well as such other terms and conditions not inconsistent therewith, as the Board may consider appropriate in each case.

          (a) Number of Shares. Each Stock Option Agreement shall state that it covers a specified number of Shares, as determined by the Board.

          (b) Price. The price at which each Share covered by an Option may be purchased shall be determined in each case by the Board and set forth in the Stock Option Agreement, but in no event shall the Option Price for each Share covered by an Incentive Stock Option be less than the Fair Market Value of the Stock on the date the Option is granted; provided that the Option Price for each Share covered by a Non-Statutory Option may be granted at any price less than Fair Market Value, in the sole discretion of the Board. In addition, the Option Price for each Share covered by an Incentive Stock Option granted to an Eligible Person who then owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company must be at least 110% of the Fair Market Value of the Stock subject to the Incentive Stock Option on the date the Option is granted.

          (c) Duration of Options. Each Stock Option Agreement shall state the period of time, determined by the Board, within which the Option may be exercised by the Option Holder (the -Option Period-). The Option Period must expire, in all cases, not more than ten years from the date an Option is granted; provided however, that the Option Period of an Incentive Stock Option granted to an Eligible Person who then owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company must expire not more than five years from the date such an Incentive Stock Option is granted. Each stock option agreement shall also state the periods of time, if any, as determined by the Board, when incremental portions of each Option shall vest.

          (d) Termination of Service with the Company, Death, Disability, etc. Except as otherwise determined by the Board, each Stock Option Agreement shall provide as follows with respect to the exercise of the Option upon termination of Service to the Company or the death of the Option Holder:

               (i) Termination by the Company for Cause. If the Service of the Option Holder is terminated within the Option Period for cause, as determined by the Company, the Option shall thereafter be void for all purposes. As used in this subsection 7.2(d), -cause- shall mean willful dishonesty towards, fraud upon or deliberate injury or attempted deliberate injury to the Company, misrepresentation or concealment of a material fact or circumstance for the purpose of or otherwise in connection with securing Service with the Company, conviction for a felony or a material breach of the Option Holder's Service agreement, if any, with the Company. The effect of this sub-section 7.2(d)(i) shall be limited to determining the consequences of a termination, and nothing in this subsection 7.2(d)(i) shall restrict or otherwise interfere with the Company's discretion with respect to such termination.

               (ii) Retirement. If the Option Holder terminates his Service with the Company in a manner determined by the Board, in its sole discretion, to constitute retirement (which determination shall be communicated to the Option Holder within

10 days of such termination), the Option may be exercised by the Option Holder (or in the case of death, by the representative(s) of the Option Holder specified in subsection (iii) of this subsection 7.2(d)) within three months following his or her retirement if the Option is an Incentive Stock Option or within twelve months following his or her retirement if the Option is a Non-Statutory Stock Option (provided in each case that such exercise must occur within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the Shares as to which the Option has become exercisable on or before the date of such termination for retirement.

               (iii) Death or Disability. If the Option Holder dies, or if the Option Holder becomes disabled (within the meaning of Section 22(e) of the Internal Revenue Code), during the Option Period while still employed, or within the three-month period referred to in (iv) below, or within the three or twelve-month period referred to in (ii) above, the Option may be exercised within twelve months following the Option Holder's death or disability, but not thereafter. In any such case, the Option may be exercised only as to the Shares as to which the Option has become exercisable on or before the date of the Option Holder's death or disability. In the event of the Option Holder's death, his or her rights and interest in the Option shall, to the extent provided above, be transferable by testamentary will or the laws of descent and distribution, and payment of any amounts due under this Plan shall be made to, and exercise of the Option may be made by, the Option Holder's legal representatives, heirs or legatees. If, in the opinion of the Board, the Option Holder is entitled to exercise rights with respect to the Option and is disabled from caring for his or her affairs because of mental condition, physical condition or age, such rights shall be exercised by, the Option Holder's guardian, conservator or other legal personal representative upon furnishing the Board with evidence satisfactory to the Board of such status.

               (iv) Termination Other Than For Cause. If the Service of the Option Holder by the Company is terminated (which for this purpose means that the Option Holder no longer provides services for which he or she is compensated by the Company or by an Affiliate) within the Option Period for any reason other than cause (Section 7.1.(d)(i) above), retirement (Section 7.1.(d)(ii) above), or death or disability (Section 7.1.(d)(iii) above), the Option may be exercised by the Option Holder within three months following the date of such termination (provided that such exercise must occur within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the Shares as to which the Option has become exercisable on or before the date of termination of such Service.

          (e)  Exercise, Payments, Etc.

               (i)  Fair Market Value Limitation on Incentive

Stock Options. Notwith-standing any other provision of the Plan, the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by an Option Holder in any calendar year, under the Plan or otherwise, shall not exceed $100,000. To the extent that the Fair Market Value exceeds this limitation, the balance of the Options shall be treated as non-statutory stock options for federal income tax purposes. For this purpose, the Fair Market Value of the Shares shall be determined as of the time an Option is granted.

               (ii) Notice of Exercise and Payment. Each Stock Option Agreement shall provide that the method for exercising the Option granted therein shall be by delivery to the Corporate Secretary of the Company of written notice specifying the number of Shares with respect to which such Option is exercised (which must be in an amount evenly divisible by 100) and payment of the Option Price. Such notice shall be in a form satisfactory to the Board and shall specify the particular Option (or portion thereof) which is being exercised and the number of Shares with respect to which the Option is being exercised. So long as payment is made within 15 days of the notice, the exercise of the Option shall be deemed effective upon receipt of such notice by the Corporate Secretary. Upon delivery of such notice, the purchase of such Stock shall take place at the principal offices of the Company, at which time the Total Option Price shall be timely paid in full by any of the methods or any combination of the methods set forth in (iii) below. Upon receipt of proper payment, the Company shall proceed expeditiously to issue a properly executed certificate representing the Stock and to deliver the certificate to the Option Holder.

               (iii)     Methods of Payment of Total Option
Price. The Total Option Price shall be paid by any of the following methods or any combination of the following methods:

                    -    in cash;

                    - by cashier's check payable to the order of the Company;

                    - by delivery to the Company of certificates representing a number of Shares then owned by the Option Holder, the Fair Market Value of which equals the Total Option Price, properly endorsed for transfer to the Company; provided however, that Shares used for this purpose must have been held by the Option Holder for such minimum period of time as may be established from time to time by the Board for purposes of the Plan. The Fair Market Value of any Shares delivered in payment of the Total

                         Option Price shall be the Fair Market Value as of the notice date specified in Section 7.1.(e)(ii) above; or

                    - if the Stock is publicly traded, by delivery to the Company of a properly executed notice of exercise together with irrevocable instructions to a broker to deliver to the Company promptly the amount of the proceeds of the sale of all or a portion of the Stock or of a loan from the broker to the Option Holder necessary to pay the Total Option Price.

               (iv) Loan of Total Option Price. In the sole discretion of the Board and on a case-by-case basis if requested in writing by the Option Holder, a loan may be provided to the Option Holder covering all or a portion of the Total Option Price as described in Section 12.

          (f) Date of Grant. An Option shall be considered as having been granted on the date specified in the grant resolution of the Board.

          (g)  Withholding.

               (i) Non-Statutory Options. Each Stock Option Agreement covering Non-Statutory Options shall provide that, upon exercise of the Option, the Option Holder shall make arrangements satisfactory to the Company to provide for the amount of additional withholding required by applicable federal and state income tax laws, including payment of such taxes through deliver of Stock or by withholding Stock to be issued under the Option, as provided in Section 17.

               (ii) Incentive Options. In the event that a Participant makes a disposition (as defined in Section 424(c) of the Internal Revenue Code) of any Stock acquired pursuant to the exercise of an Incentive Stock Option prior to the expiration of two years from the date on which the Incentive Stock Option was granted or prior to the expiration of one year from the date on which the Option was exercised, the Participant shall send written notice to the Company at its principal office (Attention:
Corporate Secretary) of the date of such disposition, the number of shares disposed of, the amount of proceeds received from such disposition, and any other information relating to such disposition as the Company may reasonably request. The Participant shall, in the event of such a disposition, make appropriate arrangements with the Company to provide for the amount of additional withholding, if any, required by applicable federal and state income laws.

          (h) Adjustment of Option Terms. Subject to the limitations contained in this Plan, the Board may make any adjustment in the Option Price, the number of shares subject to, or the terms of, an outstanding Option and a subsequent granting of an Option by amendment or by substitution of an outstanding Option. Each Non-Statutory Option granted hereunder shall provide for a formula reduction in the exercise price should cash dividends be declared and paid in respect of the Stock during the time that an Option is unexercised. Such amendment, substitution, reduction, or re-grant may result in terms and conditions (including Option Price, number of shares covered, vesting schedule or exercise period) that differ from the terms and conditions of the original Option. The Board may not, however, adversely affect the rights of any Participant to previously granted Options without the consent of such Participant. If such action is affected by amendment, the effective date of such amendment shall be the date of the original grant.

                         SECTION 8
               TRANSFERABILITY OF STOCK OPTIONS

     8.1. General.   Except as provided in this Section 8, no
right or interest of any Participant in an Option granted pursuant to the Plan shall be assignable or transferable during the lifetime of the Participant, either voluntarily or involuntarily, or be subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy.

     8.2  Incentive Stock Option.  During the lifetime of the
Option Holder, Incentive Stock Options shall be exercisable only by the Option Holder and shall not be assignable or transferable.

     8.3 Non-Statutory Stock Options. Upon the prior written consent of the Board, which may be withheld in the Board's sole discretion, and subject to any conditions associated with such consent, a Non-Statutory Option may be assigned in whole or in part during the Optionee's lifetime to one or more members of the Optionee's immediate family, a family limited partnership, a family limited liability company, or to a family trust. In addition, the Board, in its sole discretion, may allow a Non-Statutory Option to be assigned in other circumstances deemed appropriate. The terms applicable to the assigned portion shall be the same as those in effect for the Stock Option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Board may deem appropriate. Notwithstanding any assignment or transfer of a Stock Option, in no event may any Stock Option remain exercisable after the expiration of the Term of the Stock Option.

     8.4  Security Law Restrictions.  Reference is made to
Section 14 regarding certain restrictions, including but not limited to, securities law restrictions, which may affect transferability of Stock Options.

                           SECTION 9
                      STOCKHOLDER RIGHTS

     The Option Holder shall have no stockholder rights with respect to the Shares subject to the Option until such Option Holder shall have exercised the Option, paid the Option price and become a holder of record of the purchased Stock. Except as provided in Section 4, no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date preceding the date such Option Holder becomes the holder of record of such Stock.

                           SECTION 10
                     ACCELERATION OF VESTING

     The Board may, at any time in its sole discretion, accelerate the vesting of any Award made pursuant to this Plan by giving written notice to the Participant. Upon receipt of such notice, the Participant and the Company shall amend the Stock Option Agreement or agreement relating to the Award to reflect the new vesting schedule. The acceleration of the exercise period of an Option or Award shall not affect the expiration date of such Option or Award.

                           SECTION 11
               CANCELLATION AND REGRANT OF OPTIONS

     The Board shall have the authority to effect, at any and from time to time, with the consent of the affected Optionees, the cancellation of any or all outstanding Stock Options and/or any Restricted Stock Awards and grant in substitution new Stock Options and/or Restricted Stock Awards covering the same or different number of shares of Stock with an Option price set, in accordance with Section 7, on the new Date of Grant.

                           SECTION 12
                           FINANCING

     The Board may, in its sole discretion, authorize the Company to make a loan to a Participant in connection with the exercise of a Stock Option or a Stock purchase, and may authorize the Company to arrange or guaranty loans to a Participant by a third party in connection with the exercise of a Stock Option or a Stock purchase. The loan by the Company may be nonrecourse except as to the collateral.

                          SECTION 13
                      PARTICIPANT RIGHTS

     13.1 No Contract. Nothing contained in the Plan or in any Award granted under the Plan shall confer upon any Participant any right with respect to the continuation of his or her Service to the Company, or interfere in any way with the right of the Company at any time to terminate such Service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award. Whether an authorized leave of absence, or absence in military or government service, shall constitute a termination of such relationship or association shall be determined by the Board at the time.

     13.2 No Effect on Other Benefit Plans. The amount of any compensation deemed to be received by a Participant as a result of the exercise of any Option or the grant or vesting of any other Award shall not constitute -earnings- with respect to which any other benefits of the Participant are determined, including without limitation benefits under any 401K, pension, profit sharing, life insurance or salary continuation plan.

                         SECTION 14
       GENERAL RESTRICTIONS AND OPTION BUYBACK PROVISIONS

     14.1 Compliance with Securities Laws.   Neither Awards
granted hereunder nor the Shares authorized for issuance pursuant to such Awards have been listed, registered or qualified under the Securities Act of 1933, as amended (the -Act-), or under any Blue Sky or other state or Federal securities laws. Accordingly the following provisions shall apply:

          a. No Effective Registration Statement or Blue Sky Qualification. Awards and Options shall not be exercisable
(i) unless the purchase of Stock upon the exercise of such Awards and Options is pursuant to an applicable effective registration statement under the Securities Act of 1933, as amended, and is in compliance with all applicable Federal and state laws, or
(ii) unless, in the opinion of counsel for the Company, the proposed purchase of such Stock would be exempt from the registration requirements of the Act, and from the qualification requirements of any Federal or state securities laws;

          b. Possible Investor Qualification Requirements. The Board may require any Participant to whom an Option or other Award is granted, as a condition of exercising such Option or receiving Stock under the Award, to give written assurances in substance and form satisfactory to the Board and its counsel to the effect that such Participant is acquiring the Stock subject to the Option or the Award for his or her own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the company deems necessary or appropriate in order to comply with federal and applicable state securities law;

          c. Certain Sale and Transfer Restrictions. The Participant will not sell or transfer the Award or Stock unless it is registered under the Act, except in a transaction that is exempt from registration under the Act, and each certificate issued to represent such Stock shall bear a legend calling attention to the foregoing restrictions. The Board may require, as a condition of the exercise of an Option or Award, that the

Participant sign such further representations and agreements as it reasonably determines to be necessary or appropriate to assure and to evidence compliance with the requirements of the Act.
Legends evidencing such restrictions may be placed on the certificates evidencing the Stock;

          d.   No Requirement for Company to List, Qualify or
Register Stock. Except as provided in Section 5, nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification.

     14.2 Stock Restriction Provisions. The Board may provide that Shares of Stock issuable upon the exercise of an Option shall, under certain conditions, be subject to restrictions whereby the Company has a right to prohibit the transfer of such Shares, a right of first refusal with respect to such shares and/or a right or obligation to repurchase all or a portion of such Shares, which restrictions may survive a Participant's term of Service with the Company. The acceleration of time or times at which an Option becomes exercisable may be conditioned upon the Participant's agreement to such restrictions.

     14.3 Repurchase of Options. In lieu of the Company issuing Stock upon exercise of an Option by an Option Holder, upon agreement between the Board and the Option Holder, the Company may repurchase the Option for an amount equal to the difference between the Total Option Price and the Fair Market Value as of the date of any such agreement. In such event, the Shares subject to the Option repurchased shall automatically become available for use under the Plan.

                           SECTION 15
          PLAN AMENDMENT, MODIFICATION AND TERMINATION

     The Board may at any time terminate, and from time-to-time may amend or modify, the Plan provided, however, that no amendment or modification may become effective without approval of the amendment or modification by the stockholders if stockholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, or if the Company, on the advice of counsel, determines that either stockholder and/or Board approval is otherwise necessary or desirable.

     No amendment, modification or termination of the Plan shall in any manner adversely affect any Awards theretofore granted under the Plan, without the consent of the Participant holding such Awards.

                         SECTION 16
                         WITHHOLDING

     16.1 Withholding Requirement. The Company's obligations to deliver Shares upon the exercise of an Option, or upon the vesting of any other Award, shall be subject to the Participant's satisfaction of all applicable federal, state and local income and other tax withholding requirements.

     16.2 Withholding With Stock. At the time the Board grants an Award, it may, in its sole discretion, grant the Participant an election to pay all such amounts of tax withholding, or any part thereof, by having the Company withhold from Shares otherwise issuable to the Participant, Shares having a value equal to the amount required to be withheld or such lesser amount as may be elected by the Participant. All elections shall be subject to the approval or disapproval of the Board. The value of Shares to be withheld shall be based on the Fair Market Value of the Stock on the notice date specified in Section 7.1.(e).
Any such elections by Participants to have Shares withheld for this purpose will be subject to the following restriction:
(i) all elections must be made prior to the notice date; and
(ii) all elections shall be irrevocable.

                          SECTION 17
                    BROKERAGE ARRANGEMENTS

     The Board in its discretion, may enter into arrangements with one or more banks, brokers or other financial institutions to facilitate the disposition of shares acquired upon exercise of Stock Options, including, without limitation, arrangements for the simultaneous exercise of Stock Options and sale of the Shares acquired upon such exercise.

                         SECTION 18
                  NONEXCLUSIVITY OF THE PLAN

     Neither the adoption of the Plan by the Board nor the submission of the Plan to stockholders of the Company for approval shall be construed as creating any limitations on the power or authority of the Board to adopt such other or additional incentive or other compensation arrangements of whatever nature as the Board may deem necessary or desirable or preclude or limit the continuation of any other plan, practice or arrangement for the payment of compensation or fringe benefits to Eligible Persons generally, or to any class or group of Eligible Persons, which the Company now has lawfully put into effect, including, without limitation, any retirement, pension, savings and stock purchase plan, insurance, death and disability benefits.

                         SECTION 19
                    REQUIREMENTS OF LAW

     19.1 Requirements of Law. The issuance of stock and the payment of cash pursuant to the Plan shall be subject to all applicable laws, rules and regulations.

     19.2 Federal Securities Law Requirements. If, and to the extent, required by law, if a Participant is an officer or director of the Company within the meaning of Section 16 of the 1934 Act, Awards granted hereunder shall be subject to all conditions required under Rule 16b-3, or any successor rule promulgated under the 1934 Act, to qualify the Award for any exception from the provisions of Section 16(b) of the 1934 Act available under that Rule. Such conditions are hereby incorporated herein by reference and shall be set forth in the agreement with the Participant which describes the Award.

     19.3 Governing Law. The Plan and all agreements hereunder shall be construed in accordance with and governed by the law of the State of Colorado.

                           SECTION 20
        APPROVAL BY SHAREHOLDERS AND DURATION OF THE PLAN

     The Board of Directors of the Company has directed that the Plan be submitted to the stockholders of the Company for their approval to meet requirements of the Internal Revenue Code so that options granted to employees under the Plan will qualify as incentive stock options for Federal income tax purposes. If the Plan is not approved by the Company's stockholders, any incentive stock options granted under the Plan will become non-statutory stock options, and the Plan will remain in effect to authorize future grants of non-statutory stock options. If not sooner terminated under the preceding sentence, the Plan shall fully cease and expire at midnight on July 29, 2007. Awards outstanding at the time of the Plan termination may continue to be exercised or earned in accordance with their terms.

                           SECTION 21
                       CONFLICT IN TERMS

     In the event that there is a conflict between the terms of the Plan and any Stock Option Agreement granted pursuant to the Plan and/or any Repurchase Agreement executed in connection with the Plan, the terms of the Plan shall control.


                                      FOR THE BOARD OF DIRECTORS
                                                  OF
                                     CREDO PETROLEUM CORPORATION



                                   By  ------------------------
                                         James T. Huffman
                                         Chairman